Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Arena Pharmaceuticals, Inc. for the registration of 28,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2009, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Arena Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

July 28, 2009